PANAGRA INTERNATIONAL CORP.
                               515 Madison Avenue
                            New York, New York 10022


April 2, 2001

First Pacific Capital Ltd.
C/o Elie Saltoun
515 Madison Avenue
New York, New York  10022

Re:           Consulting Relationship

Dear Elie:

         As you know, Mr. Ronald Lui has acquired a controlling interest in Panagra International Corp., a New York corporation (the "Company") from you and your affiliates, including First Pacific Capital Ltd ("First Pacific"). In order to effect the orderly transition of control to Mr. Lui, the Company desires to retain First Pacific as a consultant to the Company on the terms set forth in this letter agreement. First Pacific and the Company, therefore, agree as follows:

         1. Retention as Consultant. The Company hereby retains First Pacific as an independent consultant of the Company and First Pacific hereby accept such retention and agree to cause Mr. Elie Saltoun (and no other employee or agent of First Pacific) to perform such duties relating to meeting with officers of the Company from time to time and providing the Company with information regarding its prior operations, acting as liaison between the Company and its stockholders and other third parties having business relationships with the Company prior to the date hereof and responding to inquiries made by the officers and the Board of Directors of the Company and such other similar duties and responsibilities for the Company which the Company, its Board of Directors or its officers may from time to time assign to First Pacific. First Pacific agrees to use its best efforts, skills and abilities to perform and carry out such duties and responsibilities.

         2. Term of Consulting Agreement. The term of this letter agreement shall commence on the date hereof and shall terminate eighteen months after the date hereof. Notwithstanding the foregoing, either party may terminate this letter agreement upon ten (10) days prior written notice to the other party.

         3. Compensation. As full compensation for all services to be rendered by First Pacific to the Company in all capacities during the term, First Pacific shall receive a three year warrant to purchase 500,000 shares of the Company's Common Stock at an exercise price of $.20 per share. The warrant will have a cashless exercise feature. The warrant will be subject to the following vesting schedule: The warrant will become exercisable for the purchase of 41,666.67 of the shares of Common Stock underlying the warrant on the first day of each month following the date hereof so long as First Pacific does not terminate this Agreement; provided, however, if the Company terminates this Agreement for any reason, then the warrant will automatically become 100% vested on an accelerated basis as of the date of termination.

         4. Confidential Information. During the term of this letter agreement and for a period of five years thereafter, First Pacific shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company to receive such information, or use or appropriate for First Pacific's own benefit or for the benefit of any person or entity other than the Company, any documents or other papers relating to the Company's business or any customers of the Company, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company's business or the customers of the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, budgets, analyses, financial or other performance data, personnel and other policies of the Company, whether generated by First Pacific or by any other person or entity, except as required in the course of performing First Pacific's duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources (other than as a direct or indirect result of unauthorized disclosure by First Pacific). Upon termination of this consulting arrangement with the Company for whatever reason, First Pacific shall promptly return all physical embodiments of any such confidential information to the Company. Elie Saltoun hereby agrees to be similarly bound by the confidentiality provisions set forth in this Section 4 as if his name were replaced for First Pacific as it appears in this Section 4.

         5. Independent Contractor. First Pacific (and Elie Saltoun as First Pacific's employee) shall be deemed for all purposes an independent contractor and not as an employee of the Company. Nothing in this letter agreement shall establish any agency, partnership, joint venture or employee relationship between the Company and First Pacific or any of its employees or agents.

         6. Miscellaneous. This letter agreement sets out the entire agreement between First Pacific and the Company and supersedes all prior contracts and other agreements, written or oral, with respect to the subject matter hereof. This letter agreement may not be changed except in writing signed by the person(s) against whose interest such change shall operate. This letter agreement shall be governed by and construed under the laws of the State of Connecticut, without giving effect to the conflict of laws principles thereof. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. Facsimile execution and delivery of this letter agreement is legal, valid and binding for all purposes. Please acknowledge your agreement with this letter agreement in the space indicated below.

                                                Very truly yours,

                                                PANAGRA INTERNATIONAL CORP.



                                                By: /s/ Ronald C. H. Lui
                                                    --------------------
                                                    Name:  Ronald C. H. Lui
                                                    Title:  President

Accepted and Agreed to as of the date of this letter agreement.

FIRST PACIFIC CAPITAL CORP. LTD



By: /s/ Elie Saltoun
    --------------------
     Name: Elie Saltoun
     Title:

ELIE SALTOUN

/s/ Elie Saltoun
-------------------------------
(as to Section 4 of this letter agreement only)